Exhibit 99.1

LENOX GROUP INC., #11089684

LENOX GROUP INC. 1ST QUARTER EARNINGS CONFERENCE

May 8, 2007, 8:00 AM CT

Chairperson: Marc Pfefferle, CEO

Speaker:

Good morning ladies and gentlemen, thank you for standing by for the Lenox Group Inc. first quarter earnings release conference call. Today's conference call is being recorded. At this time, all participants are in a listen-only mode. Following the presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during the call, please press the star followed by the zero.

As a reminder, any comments that are made today about the company's outlook or future performance are forward-looking statements. As such, they are subject to uncertainties and risks, and actual results may differ materially from those contained in the outlook.

Please refer to the Company's SEC filings including its form 10K to view more complete reports of the risks and factors at work in the company's business and industry. No recording reproduction, transmission or distribution of today's call is permitted without Lenox's consent.

I would now like to turn the conference over to Marc Pfefferle, Lenox Group's Interim Chief Executive Officer, please go ahead sir.

Marc Pfefferle:

Good morning, thank you for joining our call today. I have Tim Schugel the company's CFO, Lou Fantin the company's general counsel and Walt Denekas of Carl Marks Advisory Group on the call with me this morning.

The purpose of the call is to review our first quarter results. As we have discussed before we will be not providing any guidance for the foreseeable future. However, we have decided to re-institute the conference calls to review our quarterly results.

Overall, we're pleased with our results during the first quarter, as they were slightly better than our plan. At the same time, we understand the need to improve on these results going forward. As we discussed at length during our call on April 24th we've developed a new business plan and have made substantial progress in implementing business improvements based upon that plan.

We are creating a brand-focused organization structure and positioning Lenox Group portfolio brands for success, by among other things, reducing operating costs, eliminating organizational inefficiencies, streamlining processes and of course, focusing on maximizing our brand performance.

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Our business improvement initiatives will have a greater impact as the year progresses. For example, we announced in our previous 8K that, we've implemented $17 million of annualized cost reductions to date, which include $8.6 million in pension savings, $4.5 million of savings at the Kinston manufacturing facility, $3.9 million in other cost savings.

We have, as part of our plan, initiatives to realize significant additional savings, including additional savings at Kinston, significant sourcing savings, Department 56 retail and Lenox infrastructure savings, savings from the consolidation of our distribution at Hagerstown, which will occur towards the end of the year, other administrative savings and outsourcing of our tech center, consolidation of our finance organization and significant business technology ( IT) consolidation savings that will be implemented over multiple years. So we have many initiatives on the burner, which will over time, add to the savings we've put in place.

This year however, is a transition year and we are focusing on setting the stage for the Company's future growth and profitability. Now I would like to turn the call over to Tim Schugel to briefly cover some of the financial highlights, prior to our opening the call for questions. Tim?

Tim Schugel:

Thanks Marc, our release was relatively detailed, but I will briefly highlight a number of items. As you look at our first quarter results its important to keep in mind that, this quarter is historically our lowest from a revenue perspective.

Last year the first quarter generated approximately 18% of our full-year revenue. As a result, it historically is also our least profitable. As we noted in the release, there are number of items that have impacted the comparability with last years' results and I'd like to briefly review these items, beginning with those impacting our 2007 results.

First, our 2007 results included $4.8 million in restructuring costs. The restructuring costs were, principally related to severance, but also included costs incurred to facilitate the consolidation of the Rogers Minnesota Distribution Center into our facility in Hagerstown Maryland and some other general restructuring costs. Also included in our first quarter results is $1.5 million for the executive management costs.

Partially offsetting these costs during the first quarter of this year was a $1.8 million tax benefit that resulted from the expiration of the statute of limitations on certain tax positions we had previously taken. The net effect of these items was to increase our 2007 after-tax loss by $2.1 million.

We also had one item in the first quarter of 2006 that impacted the comparability. During this period, we benefited from a purchase accounting adjustment inventory that had the effect of decreasing our 2006

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first quarter loss by $2 million on an after-tax basis. Adjusting for these items, our net loss for the quarter was $11.2 million this year, versus a net loss for the first quarter of 2006 of $9.1 million.

Next, I'd like to briefly discuss our gross margins. Our wholesale gross margins were 37% this year versus 45% during 2006. Over half of this decrease was attributable to higher levels of product liquidations during '07, which accounted for approximately four percentage points of the change.

Unfavorable variances at our Sterling Silver Manufacturing Facility also negatively impacted gross margins during this first quarter by approximately two percentage points.

Gross margins were also down in our retail segment. After adjusting for the purchase accounting item I previously mentioned, the gross margins were 29% in 2007 versus 44% in 2006. This decrease in the gross margin rate was due to promotions during the first quarter aimed at liquidating excess inventory and the focus on the Lenox stores on second quality and excess inventory during this quarter.

On a go-forward basis, the Lenox stores will again make first quality product an integral part of its sales mix. If successful, this should return the retail margins to their historical levels.

Lastly, I just want to quickly discuss our corporate costs. During the quarter, we had a $2.9 million decrease in our general and administrative costs in our corporate segment. This decrease was due to a number of items. First, we decreased our post retirement expenses by approximately $2 million due to our decision in the fourth quarter to freeze the company's defined benefit pension plans and to discontinue offering post-retirement health care benefits to our current employees.

We also had a decrease in our incentive equity compensation of $1.3 million and had another $1.8 million of other various decreases. Partially offsetting these decreases were $1.5 million in executive management consulting fees and $0.7 million or $700,000 of incremental product development expenses due to the inclusion of the Willitts' operations during 2007, which we acquired actually, during the second quarter of 2006.

That ends my comments; I'd like to now open up the call for questions.

Operator:

Thank you sir. We will now begin the question and answer session. As a reminder, if you have a question please press the star followed by the one on your touch-tone phone. If you would like to withdraw your question, please press the star followed by the two.

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If you're using speaker equipment, you will need to lift the handset before making your selection. One moment for our first, question please. Our first question comes from the line of Greg Ryan with Gabelli Asset Management, please go ahead.

Greg Ryan:	Morning guys.

Speaker:	Morning.

Speaker:	Morning.

Greg Ryan:

Thanks for re-instituting the conference call this helps a lot. So—couple of questions. Can you help me understand—I don't know if you guys can do this. You know you've talked a couple of times about this historical gross margins level on retail. Is there any way you can lay that out and actually, what that level was historically since I don't know if we were able to get that detail with the Lenox acquisition.

Speaker:	Yeah, I think if you went back historically, it would be in a—and I think we could piece it together based on what we've disclosed. It'd be about 52%.

Greg Ryan:	Fifty-two percent and that's over for the full year not the first quarter correct?

Speaker:	That was yes, full year number.

Greg Ryan:

Perfect. And then have you guys laid out at all, if you can help us understand, the SKU reduction? Is that both, on the Department 56 and the Lenox side that you're working on or just one or the other?

Speaker:	It's on both sides.

Greg Ryan:	Both sides?

Speaker:	Yep.

Greg Ryan:	And is there a timing on when you think you'll achieve that or what—level of SKU's you want to get down to or--?

Speaker:	Well Tim why don’t you just discuss the D-56 side and then I'll—talk about Lenox.

Tim Schugel:

Yeah, the Department 56 side, we largely implemented that in January with a reduction probably—[unintelligible] exactly how you measure the SKU's but about 25% in the first quarter of this year with our January introductions. And we plan on some additional SKU reductions going forward with our [unintelligible] but it won't be as significant as that percentage was that we implemented in January.

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So we're largely on our way there on the 56 side, we'll see some additional reductions as we exit some of the Easter product we historically have had—[talk over] everyday product. And so we'll continue to take some of those SKU's out in our mid-year introductions. But generally, we're down to the level that we were looking to get down to.

Speaker:

It's a balance between having enough SKU breadth for what the customers have come to expect from D-56 so we're trying to find that right balance point. But—all told, it’s a significant decrease from prior years.

Greg Ryan:	Because what I'm trying to figure out—or better understand is how many more quarters of this kind of liquidation inventory we're going to see and these lower gross margins associated with it. So--.

Speaker:

Okay yes its—I'm not totally prepared to discuss that on this call. But our intent is to not be in the liquidations good business. That's not our objective. And we are getting better at it, on the Lenox side we are reducing patterns. I won't get into specific numbers but there are quite a few marginal patterns slated for discontinuance over the next six months.

And we continue to look at it on a regular basis so we're trying to manage the process on an ongoing, normal process basis as opposed to we look at it once a year and prune at that point in time. So we have gotten more efficient. We want to make sure that, we focus on the Lenox side on introducing the right amount of new product and, for those patterns that are viable but not—hugely successful, its better for us to be introducing new patterns than to try to—that we can make successful. And then support—when we have a successful pattern, we can accessorize it profitably.

If we have a marginal pattern, we really can't do that profitably. So it's to our own benefit to continually prune our own portfolio and make sure we have a lot of good new product each market. Which we did in fact, have a good April market and we believe we'll have an even better October market in that regard.

So, we are pruning more continuously on the Lenox side, culling so to speak. And we will be trying to, when we recognize sell through is a little weak on new patterns or on existing patterns to, not wait until we make some hard discontinuance edict and then push the product to retail. To start moving some of that product into other channels sooner so we don't have to take the big markdown. So we do have a powerful channel that we can sell product through.

And in the outlets, customers do want to see fresh product, they want to see something different every time they come there so it fits in well. We're linking retail and wholesale on the Lenox side much more closely from an inventory perspective.

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Greg Ryan:	Okay perfect, thanks guys.

Operator:

Thank you. Ladies and gentlemen, if there are additional questions, please press the star followed by the one at this time. As a reminder, if you're using speaker equipment you'll need to lift the handset before making your selection.

Mr. Pfefferle there are no further questions at this time, please continue.

Marc Pfefferle:

Okay well thanks very much. Again, we appreciate your interest and support of Lenox Group. We're working hard to make sure that we earn your trust and confidence. And we'll talk in the future at our next earnings conference—or conference call, or whenever we have something of a major mobile event.

But things are moving in the right direction, we're pleased. We have a lot of hard work to do still, and—this year it is a transition year and it's our objective to get through it in good shape and be set up for next year on a profitable basis.

Thanks very much.

Operator:

Ladies and gentlemen, this concludes the Lenox Group Inc. first quarter earnings release conference call. If you'd like to listen to a replay of today's conference, please dial 303-590-3000 or 1-800-405-2236, passcode 11089684#. ACT would like to thank you for your participation, you may now disconnect.

END

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